Exhibit 99.1

FOR IMMEDIATE RELEASE

Sequenom Contacts:
Marcy Graham	Sarah Thailing
Senior Director, Investor Relations & Corp Comm	Principal
Sequenom, Inc.	Wordanista
858-202-9028	619-994-1895
mgraham@sequenom.com	sarah@wordanista.com

SEQUENOM, INC. REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2011

Company Introduces MaterniT21 As Name For Upcoming Prenatal LDT To Detect Trisomy 21

SAN DIEGO, Calif. – August 4, 2011 - Sequenom, Inc. (NASDAQ: SQNM), a life sciences company providing innovative genetic analysis solutions, today reported revenue of $13.3 million for the second quarter of 2011, an increase of 17% compared to revenue of $11.4 million for the second quarter of 2010. Net loss for the second quarter of 2011 was $20.9 million or $0.21 per share, as compared to net loss of $59.1 million, or $0.86 per share for the same period in 2010.

Gross margin for the second quarter of 2011 was 67% of revenue as compared to gross margin of 60% for the second quarter of 2010. This improvement reflects increased revenues in both operating segments. For our genetic analysis business, the improvement is associated with a larger installed base of MassARRAY systems, which resulted in increased consumables sales; while the increase in diagnostic revenue is attributable to growth in testing sales volumes.

Total operating expenses for the second quarter were $29.9 million, as compared to total expenses of $65.8 million for the second quarter of 2010. This reduction was primarily the result of a decrease in litigation settlement expense of $41.8 million for the second quarter of 2010, which is non-recurring in 2011. Research and development expense increased to $17.1 million for the second quarter from $10.3 million during the same period in 2010, primarily due to an increase of $4.3 million, attributable to higher research-related intellectual property licensing and collaboration costs in the second quarter of 2011. Total stock-based compensation expense was $3.5 million for the second quarter of 2011, an increase from the $2.8 million recorded during the second quarter of 2010.

“Results for the quarter were in line with our expectations, as we met our goals of continued revenue growth and effective cost controls through the first half of 2011. We continue to move forward on the path toward additional product commercialization,” said Paul V. Maier, Sequenom’s CFO. “Once again our conservative approach to cash management allowed us to maintain our strong cash balances as we head into the second half and the implementation of our molecular diagnostics commercialization strategy and further development of our infrastructure to expand that business unit.”

First Half Results

For the first half of 2011, the company reported revenue of $26.8 million, an increase of 22% compared to revenue of $22.0 million for the first half of 2010. Net loss for the first half of 2011 was $33.6 million or $0.34 per share, as compared to net loss of $76.1 million, or $1.17 per share for the same period of 2010.

Gross margin for the first half of 2011 was 64% of revenue as compared to gross margin of 55% for the first half of 2010. This improvement is associated with a larger installed base of MassARRAY systems, which resulted in increased consumables sales and the higher average selling prices for our MassARRAY 4 system, higher consumable sales and increased sales volumes in our diagnostics business.

Total operating expenses for the first half of 2011 were $51.4 million, as compared to total expenses of $88.0 million for the same period in 2010. This reduction was primarily the result of a decrease in litigation settlement expense, which was non-recurring in 2011, but was $41.8 million for the first half of 2010.

Research and development expense increased to $27.8 million for the first half from $21.4 million during the same period in 2010. The incremental expense is related primarily to an increase of research-related intellectual property licensing and collaboration agreements executed during 2011; an increase of $1.4 million in laboratory supply expenses associated with Sequenom CMM pre-launch development activities for the trisomy 21 laboratory developed test (LDT); and $1.3 million in salary expense related to headcount increases. Total stock-based compensation expense was $6.1 million for the first half of 2011, an increase from the $5.8 million recorded during the first half of 2010.

As of June 30, 2011, total cash, cash equivalents and investment securities were $114.4 million. Net cash used in operating activities was $20.2 million for the first half of 2011, while purchases of capital equipment for the same period totaled $6.9 million, funded primarily through utilization of the company’s credit facility.

Operational Updates

Today, Sequenom Center for Molecular Medicine (Sequenom CMM), a Sequenom subsidiary, announced that it has selected MaterniT21 as the brand name for its proprietary noninvasive trisomy 21 laboratory developed test (LDT). The LDT is a noninvasive blood test used to detect an overabundance of chromosome 21, the chromosomal abnormality associated with Down syndrome, in high risk pregnant women. Sequenom CMM is expected to launch testing services commercially in late 2011 or early 2012.

“Sequenom CMM continues to make steady progress as it prepares for the commercial launch of its proprietary MaterniT21™ LDT,” said Harry F. Hixson, Jr., Ph.D., Chairman and CEO of Sequenom. “We are taking important steps toward bringing a noninvasive prenatal test for trisomy 21 to the market independently and building the capacity to meet the commercial opportunity that lies ahead in the United States. We are continuing to expand our organizational capabilities, hiring specialists in the Sequenom CMM CLIA-certified, CAP accredited laboratory and by adding to our sales team and building relationships with key suppliers. Sequenom is working with potential partners as we look forward to providing noninvasive prenatal testing services around the world.”

In May of 2011, Sequenom announced it had secured a $30.0 million financing commitment from Silicon Valley Bank. The proceeds will be used to support the development and commercialization of new laboratory developed tests and to fund working capital, accounts receivable and inventory requirements.

In the same month, the Sequenom CMM laboratory in San Diego, Calif. received accreditation by the Accreditation Committee of the College of American Pathologists (CAP), while the laboratory based in Grand Rapids, Mich. received its third accreditation renewal based on the results of recent onsite inspections.

In July of 2011, Sequenom announced the signing of a supply agreement with Illumina, Inc. (San Diego), who will provide sequencing equipment and consumables for noninvasive prenatal testing over the next three years. Illumina will also work collaboratively with Sequenom in the submission process as we seek regulatory approval for our in vitro diagnostic product for the detection of fetal chromosomal abnormalities, including the MaterniT21 test.

Also during the quarter, Sequenom CMM launched the RetnaGene™ AMD test to assess the risk of developing the wet form of AMD, a common eye disorder of the elderly that can lead to blindness. The launch coincided with publication of the manuscript, “Clinical Validation of a Genetic Model to Estimate the Risk of Developing Choroidal Neovascular Age-related Macular Degeneration” in Human Genomics.

Additionally, Sequenom announced the acceptance for publication of the manuscript titled, “Fetal RHD Genotype Detection from Circulating Cell-Free Fetal DNA in Maternal Plasma in Non-Sensitized RhD Negative Women.” The study, conducted by Sequenom CMM, showed that fetal RHD genotyping can be accurately determined using ccff DNA in the first and second trimester of pregnancy.

Conference Call Information

To access the live teleconference call, dial 800-860-2442 in the U.S., 866-605-3852 in Canada (both are toll free), and 412-858-4600 for other international callers. Please specify to the operator that you would like to join the “Sequenom Second Quarter 2011 Earnings Conference Call.” If you are unable to listen to the live webcast, a teleconference replay will be available through Friday, August 12, 2011. Interested parties can access the rebroadcast by dialing 877-344-7529 or 412-317-0088 internationally and entering the conference number 10002555.

The conference call webcast is accessible through the “Investors” section of the Sequenom website at http://ir.sequenom.com. An online replay will be available following the initial broadcast until Thursday, September 1, 2011.

About Sequenom

Sequenom, Inc. (NASDAQ: SQNM) h a life sciences company committed to improving healthcare through revolutionary genetic analysis solutions. Sequenom develops innovative technology, products and diagnostic tests that target and serve discovery and clinical research, and clinical molecular diagnostics markets. The company was founded in 1994 and is headquartered in San Diego, California. Sequenom maintains a Web site at http://www.sequenom.com to which Sequenom regularly posts copies of its press releases as well as additional information about Sequenom. Interested persons can subscribe on the Sequenom Web site to email alerts or RSS feeds that are sent automatically when Sequenom issues press releases, files its reports with the Securities and Exchange Commission or posts certain other information to the Web site.

SEQUENOM® , Sequenom CMM®, MaterniT21™, SensiGene®, SEQureDx™, RetnaGene™ and MassARRAY® are trademarks of Sequenom, Inc. All other trademarks and service marks are the property of their respective owners.

About Sequenom Center for Molecular Medicine

Sequenom Center for Molecular Medicine (Sequenom CMM®) has two CAP accredited and CLIA-certified molecular diagnostics reference laboratories dedicated to the development and commercialization of laboratory developed genetic testing services for prenatal and eye conditions. Utilizing innovative proprietary technologies, Sequenom CMM provides test results that can be used as tools by clinicians in managing patient care. Testing services are available only upon request to physicians. We work closely with key opinion leaders and experts in obstetrics, retinal care and genetics. Our scientists use a variety of sophisticated and cutting-edge methodologies in the development and validation of tests. Sequenom CMM is changing the landscape in genetic diagnostics. Visit http://www.scmmlab.com for more information on laboratory services.

Forward-Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Sequenom’s expected launch and commercialization of new products including the expected commercial launch and timing of launch of its MaterniT21 laboratory developed test to detect Trisomy 21, expected infrastructure development, molecular diagnostics business unit expansion, capacity build-out, and organizational capability expansion, building relationships with key suppliers and working with potential partners, providing noninvasive prenatal testing services in the United States and around the world, the development and commercialization of new laboratory developed tests, the use of proceeds from the financing commitment from Silicon Valley Bank, performance expectations under and the duration of the supply agreement regarding sequencing equipment and consumables for noninvasive prenatal testing, the expected submission for regulatory approval of an in vitro diagnostic product for the detection of fetal chromosomal abnormalities, Sequenom’s commitment to improving healthcare through revolutionary genetic analysis solutions and dedication to development and commercialization of laboratory-developed genetic testing services for prenatal and eye conditions, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with reliance upon the collaborative efforts of other parties, Sequenom’s ability to develop and commercialize new technologies and products, particularly new technologies such as AMD, prenatal and other diagnostics and laboratory developed tests, Sequenom’s ability to manage its existing cash resources or raise additional cash resources, competition, intellectual property protection and intellectual property rights of others, government regulation particularly with respect to diagnostic products and laboratory developed tests, obtaining or maintaining regulatory approvals, ongoing litigation and investigations and other risks detailed from time to time in Sequenom’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and Sequenom undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

[Financial tables follow]

SEQUENOM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues:
Genetic analysis products and services	$11,731	$10,968	$23,575	$21,374
Diagnostic services	1,601	444	3,267	648

Total revenues	13,332	11,412	26,842	22,022

Costs and expenses:
Cost of genetic analysis products and services and diagnostics services	4,425	4,568	9,529	9,931

Gross Margin	8,907	6,844	17,313	12,091

Research and development	17,146	10,320	27,777	21,406
Selling and marketing	7,678	7,318	13,738	13,506
General and administrative	5,038	6,405	9,876	11,298
Litigation settlement	—	41,799	—	41,799

Total operating expenses	29,862	65,842	51,391	88,009

Loss from operations	(20,955)	(58,998)	(34,078)	(75,918)

Other income (expense), net	29	(63)	433	(58)

Loss before income tax	(20,926)	(59,061)	(33,645)	(75,976)
Income tax (expense) benefit	(12)	(77)	37	(111)

Net loss	(20,938)	(59,138)	(33,608)	(76,087)

Net loss per share, basic and diluted	$(0.21)	$(0.86)	$(0.34)	$(1.17)

Weighted average shares outstanding, basic and diluted	99,083	68,421	99,012	65,270

SEQUENOM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited)

(in thousands except for par value and share information)

	June 30, 2011	December 31, 2010
Assets:
Cash, cash equivalents, marketable securities	$114,364	$135,480
Restricted cash	77	1,404
Accounts receivable, net	6,749	6,911
Inventories, net	5,873	5,605
Other current assets and prepaid expenses	3,182	2,387

Total current assets	130,245	151,787

Equipment and leasehold improvements, net	15,133	11,038
Other assets	11,498	11,454

Total assets	$156,876	$174,279

Liabilities and Stockholders’ Equity:
Accounts payable	$9,887	$5,958
Accrued expenses and current liabilities	10,293	9,947
Deferred revenue	2,570	2,624
Current portion of debt and obligations	85	938

Total current liabilities	22,835	19,467

Long-term liabilities	8,138	4,080
Stockholders’ equity	125,903	150,732

Total liabilities and stockholders’ equity	$156,876	$174,279